EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


                       NAME JURISDICTION OF INCORPORATION

Workstream USA Inc.                                     Delaware

Paula Allen Holdings, Inc.*                             Florida

OMNIpartners, Inc.                                      Florida

6FigureJobs.com, Inc.                                   Delaware



* Doing business under the name Allen And Associates.